Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT: James M. Froisland Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary 847/718-8020	MEDIA CONTACT: Katie Wood Znameroski Edelman 312/240-2827

FOR IMMEDIATE RELEASE

MONDAY, JUNE 30, 2008

MATERIAL SCIENCES CORPORATION ANNOUNCES RESULTS OF 2008

ANNUAL MEETING OF SHAREHOLDERS

JOHN REILLY REPLACES DR. RONALD MITSCH AS NON-EXECUTIVE

CHAIRMAN OF THE BOARD

ELK GROVE VILLAGE, Ill., June 30, 2008, Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today announced the outcome of its fiscal 2008 annual meeting of shareholders.

The meeting took place on Thursday, June 26, 2008, at 10:00 a.m. CT at 2200 East Pratt Boulevard, Elk Grove Village, Ill. At the meeting, shareholders elected all eight nominees to the board of directors and ratified the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm.

In a subsequent meeting that day, the Board approved changes to committee and board composition. John Reilly is succeeding Dr. Ronald A. Mitsch as non-executive chairman of the board, a position Mitsch has held since 2003.

“We’re pleased to welcome John Reilly as non-executive chairman of the board,” said Clifford D. Nastas, chief executive officer for Material Sciences. “John has served as a director since 2004 and brings deep knowledge of Material Sciences and our industry.

“I would also like to thank Dr. Mitsch for his leadership over the last five years as non-executive chairman of the board. He has been a valuable resource to Material Sciences in the nine years he has served on the board, and we are gratified that he will continue as a director of the company,” Nastas added.

As a result of this change, Patrick J. McDonnell is replacing Reilly as chairman of the audit committee; and Reilly is replacing Mitsch as non-executive chairman of the executive committee.

The committees are as follows:

Audit Committee

Patrick J. McDonnell, chairman

John Reilly

Dominick J. Schiano

Compensation Committee

Frank L Hohmann III, chairman

Sam Licavoli

Dr. Ronald A. Mitsch

Avrum Gray

Executive Committee

John Reilly, non-executive chairman

Sam Licavoli

Clifford D. Nastas

A director since 2004, Reilly is the retired chairman, president and chief executive officer of Scott Technologies, Inc. He has more than thirty years of experience in the automotive industry where he has served as a senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar International, was president of Brunswick Corporation, and served as chairman, chief executive officer and president of Figgie International. Reilly serves on the board of directors of Exide Technologies, where he is non-executive chairman of the board, Timken, and Marshfield Door Systems.

Mitsch has served as a director since 1999 and as non-executive chairman of the board from April 2003 to June 2008. Mitsch retired as vice chairman and executive vice president of Industrial and Consumer Markets and Corporate Services of 3M Company in 1998, a position he held from 1995. He joined 3M in 1960 and held several key management positions at the company, including senior vice president of Research and Development. He is a Life Trustee of Hamline University.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

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